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                                                                    EXHIBIT (12)


                               September 18, 1998



The Western and Southern Life Insurance Company
400 Broadway
Cincinnati, Ohio  45202

Attn:


Dear Mr.                            :

         This opinion is intended to set forth our conclusions on the federal income tax consequences of the transactions described below.

         Facts and Representations

         Each separate series ("Series") in the Select Advisors Portfolios ("SAP") will terminate. In connection with the termination, each separate fund ("Fund") in Select Advisors Trust A ("Trust A") and Select Advisors Trust C ("Trust C"), as well as Separate Account A and two Subaccounts ("Subaccounts 7 and 8" or "the Subaccounts") of Separate Account 1 ("SA1") and Separate Account 2 ("SA2") will receive distributions from the Series in which each has invested.

         After receiving the distributions, each Fund in Trust C will transfer all of its assets to the Fund in Trust A that has a corresponding investment objective in exchange for newly created Class C shares of beneficial interest in that Fund. The Trust C Fund will then distribute the Class C shares of the Trust A Fund to its shareholders. Simultaneously with those transactions, Separate Account A will contribute the securities it receives from the Growth and Income Series to the Trust A Growth and Income Fund ("Growth and Income A"). Likewise, Separate Account A will contribute the securities it receives from the Bond Series to the Trust A Bond Fund ("Bond A"). In each case, Separate Account A will make the contribution in exchange for Class Y shares of beneficial interest of Growth and Income A and Bond A, respectively. At the same time, each Subaccount and Separate Account A will contribute the amounts received from the Growth and Income II Series to one of two newly created series of the Select Advisors Variable Insurance Trust ("SAVIT") known as "Newco Growth and Income." Also, each Subaccount and

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September 18, 1998
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Separate Account A will contribute the amounts received from the Bond II Series to the other newly created series of SAVIT known as "Newco Bond."

         In arriving at our opinions we have relied on the following representations:

         1.       Each Series has at all times held only the following assets:

                  (I)      money,

                  (II)     stock in a corporation,

                  (III) notes, bonds, debentures, or other evidences of indebtedness,

                  (IV) interest rate, currency, or equity notional principal contracts,

                  (V)      foreign currencies,

                  (VI) interests in or derivative financial instruments (including options, forward or futures contracts, short positions, and similar financial instruments) in any asset described above or in any commodity traded on or subject to the rules of a board of trade or commodity exchange,

                  (VII) any combination of the foregoing.

         1. Each of the Subaccounts and Funds has invested only cash in the various Series.

         2. No Series holds an interest in any partnership or regulated investment company, real estate mortgage investment conduit (REMIC), or other pass through entity.

         3. In the termination distribution made by each Series, each distributee will receive its pro-rata portion of securities in which the Series has invested.

         4. The two new series created in SAVIT ("Newco Growth and Income" and "Newco Bond") will invest all contributed assets consistently with the diversification requirements for RICs and for life insurance companies under Sections 851-852 and
                  Section 817 of the Code, respectively.

         5. Not more than 25% of the value of the total assets in any Series is invested in stock and securities of any one issuer and not more than 50% of the total asset value is invested in stock and securities of 5 or fewer issuers.

         6. The assets that Growth and Income A will acquire from Growth and Income C will not include securities in any other Fund in Trust A or Trust C.

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         7.       The plan of reorganization adopted by the shareholders and/or directors of Growth and Income A and Growth and Income C will be based upon business reasons that are germane to the conduct of each Fund's business activities.

         8. The shares of Growth and Income C are capital assets in the hands of its shareholders.

         9. Growth and Income A will continue Growth and Income C's historic business or will use a significant portion of Growth and Income C's historic business assets in another business.

         10. Separate Account A and the Subaccounts will be the only transferors of property to Newco Growth and Income and Newco Bond and will be its only shareholders for federal income tax purposes.

         11. The shares of beneficial interest that the Subaccounts and Separate Account A will receive from Newco Growth and Income and Newco Bond will be voting shares of beneficial interest equal in value to the securities transferred by them to each of those Series.

         12. The shares of beneficial interest referenced in 12, above, will be the only class of stock in each of the new Series created in the Select Advisors Variable Insurance Trust.

         Based upon the foregoing factual background, we opine that:

         1. For federal income tax purposes, each Series in SAP is an "investment partnership" within the meaning of Section 731(c)(3)(A)(iii) and (c)(3)(C), and each investor therein is considered an "eligible partner" within the meaning of Section 731(c)(3)(A)(iii) and (c)(3)(C)(iii).(1)

         2. The distribution from each Series in SAP to the respective Funds in Trust A and Trust C and to Separate Account A and the Subaccounts will not result in gain being recognized by any Series or by any distributee under Section 731. Gain will be recognized by Separate Account A under the provisions of Section


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(1) Unless otherwise stated, all section references are to the Internal Revenue
    Code (Code) of 1986, as amended (the "Code").

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                  704(c)(1)(B) to the extent that Separate Account A contributed property to a particular Series that had a basis at the time of the contribution that was not equal to its fair market value and such property was not distributed back to Separate Account A.

         3. The basis in the hands of the distributees of the assets distributed by the Series in SAP will be determined in accordance with the rules of Section 732.

         4. The transfer by a Fund in Trust C of all of its assets to the Fund in Trust A with a corresponding investment objective in exchange for voting shares of beneficial interest in that Fund followed by a distribution of such voting shares to the shareholders of the Trust C Fund will be treated as a reorganization under Section 368(a)(1)(C).

         5. Neither the Fund in Trust A nor the Fund in Trust C will recognize gain or loss in the reorganization described in item 4, above.

         6. The shareholders of Trust C who receive voting shares of a Fund in Trust A in exchange for their Trust C shares will not recognize gain or loss.

         7. Separate Account A will recognize gain or loss on the contribution of securities to Growth and Income A if Separate Account A is not in control of Growth and Income A (within the meaning of Section 368(c)) immediately after the contribution.

         8. Separate Account A will not recognize gain or loss on the contribution of securities to Bond A if Separate Account A is in control of Bond A (within the meaning of Section 368(c)) immediately after the contribution.

         9. The basis of the of the assets contributed to Growth and Income A and to Bond A by Separate Account A will equal the basis of the securities in the hands of Separate Account A increased by the amount of gain recognized by Separate Account A in accordance with the rules of Section 362(b).

         10. Separate Account A will have a basis in the Growth and Income A Class Y voting shares or Bond A Class Y voting shares, as the case may be, equal to the basis in the securities transferred to each of the respective Funds in exchange for such shares increased by the amount of any gain recognized on the exchange. Section 358.

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         11.      Subaccount 7 of SA1 and SA2 will not recognize gain or loss on the transfer of securities to Newco Growth and Income and Subaccount 8 of SA 1 and SA2 will not recognize gain or loss on the transfer of securities to Newco Bond. Section 351.

         12. Separate Account A will not recognize gain or loss on the transfer of securities to Newco Growth and Income or Newco Bond, as the case may be. Section 351.

         13. Subaccount 7 of SA1 and SA2 and Subaccount 8 of SA1 and SA2 will have a basis in the Newco Growth and Income voting shares of beneficial interest or Newco Bond voting shares of beneficial interest, as the case may be, equal to the basis in the securities transferred to Newco Growth and Income or Newco Bond. Section 358.

         14. Neither Newco Growth and Income or Newco Bond will recognize gain or loss on the exchange of its shares of beneficial interest for the securities contributed by the Subaccounts or the securities contributed by Separate Account A. Section 1032(a).

         We express no opinion on the tax ramifications of any transaction which is not undertaken in accordance with the facts as set forth in our opinion letter.

         The opinion set forth above is based upon applicable statutes, regulations, judicial and administrative decisions and interpretations in effect on the date hereof. Any change in any of those authorities could result in a change in our opinion.


                                       Very truly yours,

                                       FROST & JACOBS LLP